FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

John J. Millerick

Senior Vice President, CFO & Treasurer

(978) 326-4000

Paul M. Roberts

Director of Communications &

Investor Relations

(978) 326-4213

proberts@analogic.com

Analogic Board of Directors Authorizes Stock Repurchase Program

PEABODY, MA (October 13, 2008) - Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of high-precision health and security imaging equipment, announced today that its Board of Directors has authorized the repurchase of up to $25,000,000 of the Company's common stock.

Jim Green, President and Chief Executive Officer, said, "This repurchase program reflects our continuing commitment to improving the investment value of our stock while profitably growing our business. With the completion of this stock buy-back, the Company expects to have sufficient cash available to meet its strategic goals and objectives."

The repurchase program will be funded using the Company's available cash.

Analogic had approximately 13,450,000 shares of common stock outstanding as of September 30, 2008.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Automatic Explosives Detection, Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, and Advanced Signal Processing. For more information, visit www.analogic.com.

Statements in this press release regarding the Company's intention to repurchase shares of its common stock under the stock repurchase program, the intended use of any repurchased shares, and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company's stock prevailing from time to time, the Company's cash flows from operations, general economic conditions, and other factors identified in the Company's most recent Annual Report on Form 10-K filed with the SEC.